Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) related to the registration of an additional 6,131,220 shares of the Registrant’s common stock pertaining to the 2021 Incentive Award Plan of Traeger, Inc. of our report dated March 16, 2023, with respect to the consolidated financial statements of Traeger, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, UT
March 17, 2023